10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of
1940.

Fund

Global Opportunities Fund

Security

Symmetry Medical

Advisor

EIMCO

Transaction

 Date

12/9/2004

Cost

$282,000

Offering Purchase

0.002%

Broker

Banc of America Securities LLC
Underwriting
------------
Syndicate
Members
Banc of America Securities LLC
Credit Suisse First Boston LLC
U.S. Bancorp Piper Jaffray
Wachovia Securities, Inc.